Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-38345, No. 333-61067, No. 333-82220 and No. 333-102947 pertaining to the 1997 Stock Option Plan, the 1998 Equity Participation Plan, the 2001 Equity Participation Plan and the 2002 Equity Participation Plan) and Form S-3 (No. 333-42374, No. 333-67106, No. 333-83412, No. 333-86552, No. 333-96811 and No. 333-100757) of PriceSmart, Inc. and in the related prospectus of our report dated November 7, 2003, with respect to the consolidated financial statements of PriceSmart, Inc. included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended August 31, 2002.

/s/    ERNST & YOUNG LLP

San Diego, California

December 12, 2003